Exhibit 5

[Jones Day Letterhead]

April 15, 2016

Newell Brands Inc.

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Re:	Registration Statement on Form S-8 Filed by Newell Brands Inc.

Ladies and Gentlemen:

We have acted as counsel for Newell Brands Inc., a Delaware corporation (the “Company”), in connection with the registration of 971,873 shares of the Company’s Common Stock, par value $1.00 per share (the “Shares”) pursuant to the Jarden Corporation 2013 Stock Incentive Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized form of restricted stock unit agreement, will be, when issued or delivered and sold in accordance with the Plan and such agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day